FIRST AMENDMENT TO LEASE

FIRST AMENDMENT TO LEASE (this “First Amendment”) dated as of this _8__ day of August, 2022 (this “Execution Date”), by and between BP PRUCENTER ACQUISITION LLC, a Delaware limited liability company (“Landlord”), and FEDERAL HOME LOAN BANK OF BOSTON, a Federal instrumentality (“Tenant”).

RECITALS

By Lease dated October 26, 2010 (the “Original Lease”), Landlord did lease to Tenant, and Tenant did hire and lease from Landlord, certain premises containing approximately 53,972 rentable square feet of space (the “Existing Premises”) (referred to in the Lease as the “Rentable Floor Area of the Premises” and the “Rentable Floor Area of Tenant’s Premises” and hereinafter sometimes referred to as the “Rentable Floor Area of the Existing Premises”), comprised of the entirety of the ninth (9th) and tenth (10th) floors of the building (the “Building”) known as the Prudential Tower, Boston, Massachusetts.

Landlord and Tenant have agreed to (i) relocate Tenant from the Existing Premises to 39,185 rentable square feet of space (the “Rentable Floor Area of the Relocation Premises”) comprised of the entirety of the sixth (6th) floor of the Building (the “6th Floor Relocation Premises”), as shown on the plan attached hereto as Exhibit A-1, and a portion of the seventh (7th) floor of the Building (the “7th Floor Relocation Premises”), as shown as the cross-hatched area on the plan attached hereto as Exhibit A-2 (collectively, the “Relocation Premises”), (ii) extend the Term of the Lease for one (1) period of fifteen (15) years from and after the expiration of the current Term of the Lease, and (iii) amend certain other terms and conditions of the Lease.
Landlord and Tenant are entering into this instrument to (a) set forth said leasing of the Relocation Premises, (b) set forth said extension of the Term of the Lease, and (c) further amend the Lease.

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.Extension of Term. The Term of the Lease, which but for this First Amendment is scheduled to expire on December 31, 2023, is hereby extended for an additional term (the “Additional Term”) of fifteen (15) years commencing as of January 1, 2024 (the “Additional Term Commencement Date”) and, unless sooner terminated in accordance with the Lease, ending on December 31, 2038 (the “Additional Term Expiration Date”). Said Additional Term shall be upon all of the same terms and conditions of the Lease in effect immediately preceding the Additional Term, except as set forth herein.

2.Leasing of Relocation Premises. Landlord hereby leases to Tenant, and Tenant hereby hires and takes from Landlord, the Relocation Premises for a term commencing as of (i) the 6th Floor Delivery Date with respect to the 6th Floor Relocation Premises and (ii) the 7th Floor Delivery Date with respect to the 7th Floor Relocation Premises, and terminating with respect to the entire Relocation Premises as of the Additional Term Expiration Date. Said leasing of the Relocation Premises shall be upon all of the same terms and conditions of the Lease, except as follows or as otherwise set forth in this First Amendment:

A.6th Floor Delivery Date. The “6th Floor Delivery Date” shall mean January 1, 2023. Landlord shall deliver the 6th Floor Relocation Premises to Tenant on the 6th Floor Delivery Date in its then “as-is” condition. From the 6th Floor Delivery Date until the 7th Floor Delivery Date, any reference herein or in the Lease to the Premises shall be deemed to mean the Existing Premises and the 6th Floor Relocation Premises, collectively.

B.7th Floor Delivery Date. The “7th Floor Delivery Date” shall mean the later to occur of (x) January 1, 2023 and (y) the date when Landlord delivers the 7th Floor Relocation Premises to Tenant (i) with the 7th Floor Relocation Premises separately demised substantially in accordance with the plan attached hereto as Exhibit A-2 (“Landlord’s 7th Floor Demising Work”) and (ii) otherwise in its then “as-is” condition. From the 7th Floor Delivery Date until the Relocation Effective Date (as defined in Section 3 below), any reference herein or in the Lease to the Premises shall be deemed to mean the Existing Premises and the Relocation Premises, collectively. Landlord shall use reasonable efforts to cause the 7th Floor Delivery Date to occur on or before the date that is the later to occur of (a) January 1, 2023 or (b) one hundred twenty (120) days after the Execution Date of this First Amendment (the “Target 7th Floor Delivery Date”); provided, however, that if the 7th Floor Delivery Date does not occur on or before such date, Tenant shall not have any claim against Landlord, and Landlord shall have no liability to Tenant, by reason thereof. Notwithstanding the foregoing, if the 7th Floor Delivery Date has not occurred on or before the Outside 7th Floor Delivery Date, Tenant shall be entitled to a credit against Tenant’s obligation to pay Annual Fixed Rent following the 7th Floor Delivery Date in an amount equal to one-half (1/2) day for each day between the Outside 7th Floor Delivery Date and the 7th Floor Delivery Date. The “Outside 7th Floor Delivery Date” shall mean the date sixty (60) days after the Target 7th Floor Delivery Date, provided, however, that the Outside 7th Floor Date shall be extended by the length of any delays arising from Landlord’s Force Majeure or Tenant Delay. As used herein, “Tenant Delay” shall mean (i) Tenant’s failure timely to respond to any request from Landlord for approvals or information in connection with Landlord’s 7th Floor Demising Work within two (2) business days of Tenant’s receipt of such request; and (ii) any other delays caused by the acts or omissions of Tenant, Tenant’s contractors, architects, engineers or anyone else engaged by Tenant (including any such delays caused by any of the foregoing parties in connection with the preparation of the Relocation Premises for Tenant’s occupancy). The provisions set forth in this Section 2(B) shall be Tenant’s sole remedy for any delay in the 7th Floor Delivery Date.

C.Condition of Relocation Premises. Except for Landlord’s 7th Floor Demising Work and Landlord’s 7th Floor Elevator Lobby Work (as defined in Section 10(A) below), Tenant shall accept the Relocation Premises in their “as-is” condition without any obligation on Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto. Landlord shall cause all base building systems (i) serving the 6th Floor Relocation Premises to be in good working order on the 6th Floor Delivery Date and (ii) serving the 7th Floor Relocation Premises to be in good working order on the 7th Floor Delivery Date.

D.Tenant’s Relocation Premises Work. The parties acknowledge that Tenant intends to perform certain alterations and improvements in the Relocation Premises, which alterations and improvements shall be performed in accordance with the terms and conditions set forth in Exhibit B-1 attached hereto and otherwise in accordance with the applicable provisions of the Lease (including Article IX thereof).

3.Termination of Lease With Respect to Existing Premises.

A.The Term of the Lease in respect of the Existing Premises shall terminate effective as of the date (the “Relocation Effective Date”) that is the earliest to occur of (i) fourteen (14) days after the date on which Tenant substantially completes Tenant’s Relocation Premises Work (as defined in Exhibit B-1 attached hereto), (ii) the date upon which Tenant first occupies all or any portion of the Relocation Premises for the Permitted Use (it being understood that Tenant’s access to the Relocation Premises for purposes of performing Tenant’s Relocation Premises Work shall not be deemed “occupancy” for purposes of this subclause (ii)) or (iii) October 1, 2023 (the date set forth in this subclause (iii), as it may be extended pursuant to Section 3(B) of this First Amendment, being hereinafter referred to as the “Outside Relocation Effective Date”). On or before the Relocation Effective Date, Tenant shall vacate the Existing Premises and deliver the Existing Premises to Landlord in “broom clean” condition and otherwise in the condition in which Tenant is required pursuant to the Lease to the deliver the Existing Premises at the expiration or earlier termination of the Term of the Lease, normal wear and tear excepted.  Notwithstanding anything to the contrary set forth in the Lease (including Section 9.6(b) thereof), Tenant shall not be obligated to remove any interior staircase installed within the Existing Premises upon the Relocation Effective Date. Without limitation, if Tenant fails to vacate the Existing Premises on or before the Relocation Effective Date as described in this Section 3(A), then Tenant shall be deemed to be holding over with respect to the Existing Premises and such holdover tenancy shall be governed by the applicable provisions of the Lease (including, without limitation, Section 16.18 of the Original Lease). From and after the Relocation Effective Date, any reference herein or in the Lease to the “Premises” shall be deemed to mean the Relocation Premises only.

B.Notwithstanding the foregoing, on the conditions that (x) Tenant’s Relocation Premises Work has been delayed due to supply chain issues outside of Tenant’s reasonable control (“Supply Chain Delays”) and (y) Tenant has been using commercially reasonable efforts to mitigate such Supply Chain Issues, Tenant may, by written notice (“Tenant’s Relocation Extension Notice”) given to Landlord not later than July 31, 2023, extend the Outside Relocation Effective Date (i.e., October 1, 2023) to a date not later than December 15, 2023 (which extended Outside Relocation Effective Date shall be set forth in Tenant’s Relocation Extension Notice).

C.Promptly after the Relocation Effective Date has occurred, Landlord and Tenant shall execute a written declaration setting forth the Relocation Effective Date, in a form substantially similar to that attached to the Original Lease as Exhibit E. Any failure of the parties to execute such declaration shall not affect the validity of the Relocation Effective Date as determined in accordance with this Section 3.

4.Annual Fixed Rent. Notwithstanding that the size of the “Premises” will increase effective as of the 6th Floor Delivery Date and the 7th Floor Delivery Date, for the period from and after the Execution Date of this First Amendment, Annual Fixed Rent for the entire Premises shall be payable in the following amounts and in accordance with the provisions of Section 5.1 of the Original Lease:

Time Period	Annual Fixed Rent	Monthly Fixed Rent	Rate PSF
Execution Date of this First Amendment through December 31, 2022	$2,536,684.00*	$211,390.33	$47.00
January 1, 2023 – December 31, 2023	$1,841,695.00^	$153,474.58	$47.00
January 1, 2024 – December 31, 2024	$2,233,545.00	$186,128.75	$57.00
January 1, 2025 – December 31, 2025	$2,278,215.90	$189,851.33	$58.14
January 1, 2026 – December 31, 2026	$2,323,670.50	$193,639.21	$59.30
January 1, 2027 – December 31, 2027	$2,370,300.65	$197,525.05	$60.49
January 1, 2028 – December 31, 2028	$2,417,714.50	$201,476.21	$61.70
January 1, 2029 – December 31, 2029	$2,465,912.05	$205,492.67	$62.93
January 1, 2030 – December 31, 2030	$2,515,285.15	$209,607.10	$64.19
January 1, 2031 – December 31, 2031	$2,565,441.95	$213,786.83	$65.47
January 1, 2032 – December 31, 2032	$2,616,774.30	$218,064.53	$66.78
January 1, 2033 – December 31, 2033	$2,669,282.20	$222,440.18	$68.12
January 1, 2034 – December 31, 2034	$2,722,573.80	$226,881.15	$69.48
January 1, 2035 – December 31, 2035	$2,777,040.95	$231,420.08	$70.87
January 1, 2036 – December 31, 2036	$2,832,683.65	$236,056.97	$72.29
January 1, 2037 – December 31, 2037	$2,889,501.90	$240,791.83	$73.74
January 1, 2038 – December 31, 2038	$2,947,103.85	$245,591.99	$75.21

* Being the product of (i) $47.00 and (ii) the Rentable Floor Area of the Existing Premises (being 53,972 square feet).

^ Being the product of (i) $47.00 and (ii) the Rentable Floor Area of the Relocation Premises (being 39,185 square feet). Notwithstanding the foregoing or the above rent table, if Tenant shall default on any of its obligations under the Lease during the period (the “Reduced Rent Period”) beginning on January 1, 2023 and ending on December 31, 2023, then the Annual Fixed Rent payable by Tenant thereafter during the Reduced Rent Period shall automatically increase to $211,390.33 per month (i.e., calculated based on the Rentable Floor Area of the Existing Premises).

5.Operating Expenses and Taxes.

(A)Tenant’s Proportionate Share. Notwithstanding that the size of the “Premises” will increase effective as of the 6th Floor Delivery Date and the 7th Floor Delivery Date, for the period from and after the Execution Date of this First Amendment and continuing through December 31, 2022, for purposes of computing payments made by Tenant on account of (i) the Operating Cost Excess pursuant to Section 6.4 of the Original Lease and (ii) the Tax Excess pursuant to Section 6.2 of the Original Lease, the “Rentable Floor Area of the Premises” (also referred to in the Lease as the “Rentable Floor Area of Tenant’s Premises”) shall be deemed to be the Rentable Floor Area of the Existing Premises (being 53,972 rentable square feet). From and after January 1, 2023, for purposes of computing such payments, the “Rentable Floor Area of the Premises” (also referred to in the Lease as the “Rentable Floor Area of Tenant’s Premises”) shall be deemed to be the Rentable Floor Area of the Relocation Premises (being 39,185 rentable square feet). Notwithstanding the foregoing, if Tenant shall default on any of its obligations under the Lease during the Reduced Rent Period (as defined in Section 4 above), then the “Rentable Floor Area of the Premises” for the remainder of the Reduced Rent Period for purposes of computing such payments shall automatically be deemed to be the Rentable Floor Area of the Existing Premises (being 53,972 rentable square feet).

(B)Operating Expense Base Year. Effective as of January 1, 2024, for purposes of computing payments made by Tenant on account of the Operating Cost Excess pursuant to Section 6.4 of the Original Lease, the second (2nd) sentence of Section 6.3 of the Original Lease shall be deleted in its entirety and replaced with the following:

“‘Base Operating Expenses’ means Operating Expenses for the Building for calendar year 2024 (that is, the period beginning January 1, 2024 and ending December 31, 2024).”

(C)Tax Base Year. Effective as of January 1, 2024, for the purposes of computing payments made by Tenant on account of the Tax Excess pursuant to Section 6.2 of the Original Lease, Section 6.1(e) of the Original Lease shall be deleted in its entirety and replaced with the following:

    “‘Base Taxes’ means Landlord’s Tax Expenses for fiscal tax year 2024
    (that is, the period beginning July 1, 2023 and ending June 30, 2024).”

6.Parking. Tenant shall continue to have the right to use the Unreserved Passes and the Reserved Space through the remaining Term of the Lease upon all of the terms and conditions set forth in Article X of the Lease; provided, however, that from and after the Relocation Effective Date, the Maximum Parking Amount shall be reduced proportionately in accordance with the parking ratio set forth in Section 10.1 of the Lease.

7.Extension Option

(A)On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time of exercise of the herein described option to extend and as of the commencement of the Extended Term in question (i) there exists no Event of Default and there have been no more than two (2) Events of Default during the Term, (ii) the Lease is still in full force and effect, and (iii) Tenant has neither assigned the Lease nor sublet any portion of the Premises (except for an assignment or subletting permitted without Landlord’s consent under Section 12.2 of the Original Lease), Tenant shall have the right to extend the Term of the Lease upon all the same terms, conditions, covenants and agreements contained in the Lease (except for the Annual Fixed Rent which shall be adjusted during the option period as hereinbelow set forth and except that there shall be no further option to extend) for two (2) periods of five (5) years each as hereinafter set forth. Each such option period is sometimes herein referred to as an “Extended Term.” A relevant factor in determining Prevailing Market Rent with respect to any Extended Term shall be whether Landlord has agreed to provide any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises (it being understood that Landlord shall have no obligation to do so, but no such construction allowance being provided to Tenant and/or work being performed by Landlord would each be relevant factors in determining the Prevailing Market Rent for such Extended Term).

(B)If Tenant desires to exercise an option to extend the Term, then Tenant shall give notice (“Extension Exercise Notice”) to Landlord not later than fifteen (15) months prior to the expiration of the then-current Term of the Lease (as it may have been previously extended) exercising such option to extend. Promptly after Landlord’s receipt of the Extension Exercise

Notice, Landlord shall provide Landlord’s quotation to Tenant of a proposed Annual Fixed Rent for the applicable Extended Term (“Landlord’s Rent Quotation”); provided, however, in no event shall Landlord be obligated to provide Landlord’s Rent Quotation more than fourteen (14) months prior to the expiration of the then Term of the Lease (as it may have been previously extended). If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an Annual Fixed Rent for such Extended Term and executed a written instrument extending the Term pursuant to such agreement, then Tenant shall have the right, for thirty (30) days following the expiration of the Negotiation Period, to make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit C attached hereto) for such Extended Term, which Broker Determination shall be made in the manner set forth in said Exhibit C. If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for such Extended Term shall be the greater of (a) the Prevailing Market Rent as determined by the Broker Determination or (b) the Annual Fixed Rent in effect during the last twelve (12) month period of the Lease Term immediately prior to such Extended Term. If (i) Landlord and Tenant have not reached agreement on a determination of an Annual Rent for such extended Term and executed a written instrument extending the Term pursuant to such agreement during the Negotiation Period and (ii) Tenant does not timely request the Broker Determination, then the Annual Fixed Rent during the applicable Extended Term shall be equal to the greater of (a) Landlord’s Rent Quotation or (b) the Annual Fixed Rent in effect during the last twelve (12) month period of the Lease Term immediately prior to such Extended Term.

(C)Upon the giving of the Extension Exercise Notice by Tenant to Landlord exercising Tenant’s applicable option to extend the Lease Term in accordance with the provisions of Section 7(B) above, then the Term of the Lease shall automatically be deemed extended, for the applicable Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the applicable Extended Term as determined in the relevant manner set forth in this Section 7; and in such event all references herein to the Lease Term or the Term of the Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further options to extend the Lease Term in addition to the options described herein. Notwithstanding anything contained herein to the contrary, in no event shall Tenant have the right to exercise more than one extension option at a time and, further, Tenant shall not have the right to exercise its second extension option unless it has duly exercised its first extension option and in no event shall the Lease Term hereof be extended for more than ten (10) years after the expiration of the Additional Term (as defined in Section 1 above). Except as set forth in this Section 7, Tenant shall have no further right or option to extend the Term of the Lease, it being agree that Section 3.2 of the Original Lease and Exhibit G to the Original Lease are each hereby deleted and of no further force or effect.

8.Right of First Offer.

A.ROFO Conditions. On the conditions (“ROFO Conditions”) (which conditions Landlord may waive by written notice to Tenant) that both at the time that Landlord is required to give Landlord’s ROFO Notice, as hereinafter defined, and as of the ROFO Premises Commencement Date, as hereinafter defined, (i) there exists no Event of Default and there have been no more than two (2) Events of Default during the Term, (ii) this Lease is still in full force and effect and (iii) Tenant has not assigned this Lease or sublet any portion of the Premises

(except for an assignment or subletting permitted without Landlord’s consent under Section 12.2 hereof), Tenant shall have the following one-time right (“Right of First Offer”) to lease the ROFO Premises, as hereinafter defined, when such ROFO Premises becomes Available for Lease to Tenant, as hereinafter defined.

B.Definition of ROFO Premises. “ROFO Premises” shall be defined as any portion of the remaining area on the seventh (7th) floor of the Building (i.e., the portion of the seventh (7th) floor not included in the 7th Floor Relocation Premises), when such area becomes Available for Lease, as hereinafter defined, during the Term of the Lease. For the purposes of this Section 8, the ROFO Premises shall be deemed to be “Available for Lease” when Landlord determines, in its reasonable judgment, that such area will become available for leasing to Tenant (i.e., when Landlord determines that the then-current occupant of such ROFO Premises will vacate such ROFO Premises, and when Landlord intends to offer such ROFO Premises for lease). Notwithstanding the foregoing, the parties acknowledge that the ROFO Premises is currently vacant, and therefore agree that in no event shall any portion of the ROFO Premises be deemed to be “Available for Lease” until such ROFO Premises have been leased to a third party, and thereafter Landlord determines that such third party tenant of such ROFO Premises will vacate such ROFO Premises, and when Landlord intends to offer such area for lease.

C.Exercise of Right to Lease ROFO Premises. Landlord shall give Tenant written notice (“Landlord’s ROFO Notice”) at the time that Landlord determines, as aforesaid, that a ROFO Premises will become Available for Lease to Tenant. Landlord’s ROFO Notice shall set forth Landlord’s determination of the Prevailing Market Rent (as defined in Exhibit C attached hereto) applicable to the available ROFO Premises and the anticipated ROFO Premises Commencement Date. Tenant may lease such ROFO Premises in its entirety only, by delivering written notice of exercise to Landlord (“Tenant's ROFO Exercise Notice”) within five (5) business days after the date of Landlord’s ROFO Notice. If Tenant disagrees with Landlord’s reasonable determination of the Prevailing Market Rent, Tenant shall so state in Tenant’s ROFO Exercise Notice, and the matter shall be submitted to a broker determination in accordance with the provisions of Exhibit C hereof. Notwithstanding the foregoing, Tenant shall have no right to exercise its Right of First Offer if less than three (3) years would remain in the Term as of the ROFO Premises Commencement Date unless Tenant, simultaneously with delivering Tenant’s ROFO Exercise Notice, also validly exercises its extension option in accordance with Section 7 hereof (Tenant recognizing that in accordance with Section 7, Landlord is not obligated to deliver Landlord’s Rent Quotation for the applicable Extended Term until the date fourteen (14) months prior to the end of the then-current Term). In any case where Tenant has no right to exercise its Right of First Offer (that is, during the last three (3) years of the Term of the Lease if Tenant does not have the ability to exercise said extension option, or if the ROFO Conditions are not met), Landlord shall not be obligated to deliver Landlord’s ROFO Notice to Tenant. If Tenant fails to timely give Tenant’s ROFO Exercise Notice, Tenant shall have no further right to lease the ROFO Premises and Tenant’s Right of First Offer shall thereafter be void and without any further force or effect, time being of the essence of this Section 8.

D.Lease Provisions Applying to ROFO Premises. The leasing to Tenant of such ROFO Premises shall be upon all of the same terms and conditions of the Lease (subject to application of the Prevailing Market Rent as aforesaid), except as follows:

(i)The “ROFO Premises Commencement Date” shall be the date that Landlord delivers such ROFO Premises to Tenant.

(ii)The “ROFO Premises Rent Commencement Date” shall be as set forth in Landlord’s ROFO Notice.
(iii)Tenant shall take such ROFO Premises “as-is” in its then (i.e., as of the date of delivery) state of construction, finish, and decoration, without any obligation on the part of Landlord to construct or prepare any ROFO Premises for Tenant’s occupancy.
(iv)The expiration date in respect of the ROFO Premises shall be the expiration date of the Term of the Lease (as it may have been extended pursuant to Section 7 above).

E.Execution of Lease Amendments. Notwithstanding the fact that Tenant’s exercise of the above-described option to lease the ROFO Premises shall be self-executing, as aforesaid, the parties hereby agree promptly to execute a lease amendment reflecting the addition of the ROFO Premises. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of the herein option to lease the ROFO Premises, unless otherwise specifically provided in such lease amendment.

F.Superior Rights. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to (i) the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof (“Prior Rights”) and (ii) the right of Landlord to extend the term of the lease of any existing tenant of a ROFO Premises (whether or not pursuant to rights under such tenant’s lease) or execute a new lease with the then-occupant of a ROFO Premises prior to the ROFO Premises becoming Available for Lease, which rights shall be deemed prior to the rights of Tenant under this Section 8. Landlord hereby confirms that Ropes & Gray LLP is the only tenant with a Prior Right.

G.Deletion of Existing Right of First Offer. Section 2.2 of the Original Lease (Right of First Offer) is hereby deleted and of no further force or effect.

9. 7th Floor Early Termination Option.

A.On the conditions (which conditions Landlord may waive, at its election, by written notice to Tenant at any time) that Tenant is not in default of its covenants and obligations under the Lease at the time that Tenant gives Tenant’s Termination Notice, as hereinafter defined, then Tenant shall have the one-time right (the “7th Floor Termination Right”) to terminate the Term of the Lease with respect to the 7th Floor Expansion Premises only effective as of January 1, 2034 (i.e., the tenth (10th) anniversary of the Additional Term Commencement Date) (the “Effective Termination Date”) by giving Landlord written notice (“Tenant’s Termination Notice”) not later than the date fifteen (15) months prior to the Effective Termination Date, and by paying to Landlord, at the time that Tenant gives Tenant’s Termination Notice, a termination fee equal to One Million Three Hundred Eighty Four Thousand and 00/100 Dollars ($1,384,000.00) (the “Termination Fee”). If Tenant does not pay the Termination Fee at the time that it gives Tenant’s Termination Notice, Tenant’s Termination Notice shall, at Landlord’s election, be void and ineffective.

B.If Tenant timely and properly exercises its 7th Floor Termination Right and timely pays to Landlord the Termination Fee, then the term of the Lease with respect to the 7th

Floor Relocation Premises only shall terminate as of the Effective Termination Date, and Annual Fixed Rent and Additional Rent with respect to the 7th Floor Relocation Premises shall be apportioned as of said Effective Termination Date (provided that if the Operating Cost Excess or Tax Excess are not finally determined as of the Effective Termination Date, Tenant shall make payment on account thereof as reasonably estimated by Landlord if so requested by Landlord, and Tenant shall make final payment of any remaining amounts due, allocated in proportion to the Effective Termination Date, within ten (10) days after final billing by Landlord). If Tenant fails timely to give Tenant’s Termination Notice or timely to pay the Termination Fee, Tenant shall have no right to terminate the Term of the Lease with respect to the 7th Floor Relocation Premises, pursuant to this Section 9, time being of the essence. Notwithstanding anything to the contrary contained herein, in the event that Tenant exercises its Right of First Offer pursuant to Section 8 above, then Tenant’s 7th Floor Termination Right and the provisions of this Section 9 shall automatically be void and without any further force or effect. In addition, in the event that Tenant exercises its 7th Floor Termination Right pursuant to this Section 9 above, then Tenant’s Right of First Offer and the provisions of Section 8 above shall automatically be void and without any further force or effect.

10.Landlord’s 7th Floor Elevator Lobby Work. Landlord shall, at its expense, refurbish the existing seventh (7th) floor elevator lobby using Building standard materials and finishes (“Landlord’s 7th Floor Elevator Lobby Work”). The parties acknowledge that Landlord’s 7th Floor Elevator Lobby Work will be performed following the 7th Floor Delivery Date concurrently with Tenant’s Relocation Premises Work. Accordingly, Landlord and Tenant agree to cooperate with each other to minimize interference with the construction of the other party.

11.Signage. Landlord shall provide Building standard directional signage identifying Tenant’s name in the seventh (7th) floor elevator lobby. Any signage within the 6th Floor Relocation Premises shall be installed by Tenant as part of Tenant’s Relocation Premises Work.

12.HVAC. Section II(B) of Exhibit C to the Lease is hereby amended by inserting the following after the last sentence thereof: “Notwithstanding the foregoing, Tenant shall not be obligated to pay such costs with respect to any request that Landlord furnish such HVAC services on Patriots’ Day.”

13.Property Management. Tenant may (up to once every three (3) calendar months) request a status update meeting with one or more members of Landlord’s property management personnel (which status update meetings may be conducted via video conference).

14.Service Stoppage. The last sentence of Section 7.4(B) of the Lease is hereby deleted in its entirety and replaced with the following: “Except in case of emergencies, Landlord will give Tenant at least three (3) business days’ advance notice of any scheduled stoppage of any such service or utility system and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.”

15.Modifications to Stairwell Space Agreement. Reference is hereby made to that certain Agreement for Use of Stairwell Space dated as of October 31, 2011 between Landlord and Tenant (the “Stairwell Space Agreement”), pursuant to which Tenant was granted the non-exclusive right to use the base building emergency stairwell known as Stairwell “B” East between the 9th and 10th floors of the Building, all as more particularly set forth in the Stairwell

Space Agreement. The parties hereby agree to modify the Stairwell Space Agreement as follows:
A.Effective as of the Relocation Effective Date, Section 2 of the Stairwell Space Agreement and the second “WHEREAS” recital to the Stairwell Space Agreement are each hereby amended by deleting the language “9th and 10th floors of the Building” and replacing the same with “6th and 7th floors of the Building”.
B.Effective as of the Relocation Effective Date, the plans attached to the Stairwell Space Agreement as Exhibit A are hereby deleted and replaced with the plans attached hereto as Exhibit D.

C.In no event may Tenant make any improvements, alterations or installations (including cosmetic alterations) in or to the Specified Stairwell Space (as defined in the Stairwell Space Agreement). Notwithstanding the foregoing, from and after the Relocation Effective Date, Tenant may paint the walls of Specified Stairwell Space, provided that (i) Landlord shall have approved the plans and/or scope (including color and/or type of paint) for any such painting work in advance and (ii) Tenant performs such painting work in accordance with the applicable provisions of the Lease.

D.As amended by this Section 12, the Stairwell Space Agreement is hereby ratified and confirmed and approved in all respects

16.(A)    Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this First Amendment other than Savills Studley (the “Broker”), and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B)    Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this First Amendment other than the Broker and in the event any claim is made against Tenant relative to dealings by Landlord with brokers, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim or by reason of Landlord’s failure to pay the brokerage commissions described in the following sentence. Landlord agrees that it shall be responsible for the payment of the brokerage commission to the Broker per separate agreement

17.Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

18.Except as herein amended, the Lease shall remain unchanged and in full force and effect. All references to the “Lease” shall be deemed to be references to the Lease, as amended hereby.

19.Each of Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this First Amendment and that the person signing this First Amendment on its behalf has been duly authorized to do so.

20.This First Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, in addition to electronically produced signatures, “electronic signature” shall include electronically scanned and transmitted versions (e.g., via PDF and/or DocuSign) of an original signature. This First Amendment may be executed in multiple counterparts (which counterparts may be executed and delivered by PDF, DocuSign, or another file sent by email) which shall together constitute a single document. Any executed counterpart of this First Amendment delivered by PDF, DocuSign or another file sent by email shall be equally effective as an original counterpart for all purposes.

--page ends here--

EXECUTED as of the date and year first above written.

LANDLORD:

BP PRUCENTER ACQUISITION LLC

By:	Boston Properties Limited Partnership,
its sole member and manager

	By:	Boston Properties, Inc.,
its general partner

/s/ Patrick Mulvihill
		By:	pmulvihill@bxp.com
		Name:	Patrick Mulvihill
		Title:	SVP

TENANT:

FEDERAL HOME LOAN BANK OF BOSTON, a Federal instrumentality

/s/ Timothy Barrett
By:	tim.barrett@fhlbboston.com
Name:	Timothy J. Barrett
Title:	President and CEO

EXHIBIT A-1

6TH FLOOR RELOCATION PREMISES

Boston Properties

6TH FLOOR
800 BOYLSTON STREET, BOSTON MA

DATE : 05.13.2016
EXISTING CONDITIONS

S:\Construction\CAD Drawings\Boston\PRU01 - 800 Boylston\006\Existing Conditions\PRU01 - 6th Floor - Existing Condition_05.13.2016.dwg 11/9/2020 9:20

NOTE: Existing interior walls and other conditions may not be as shown on the above plan.

    Exhibit A-1

EXHIBIT A-2

7TH FLOOR RELOCATION PREMISES

    Exhibit A-2

EXHIBIT B-1

WORK AGREEMENT

1.1    Tenant’s Relocation Premises Work

(A)    Tenant shall accept the Relocation Premises in their as-is condition without any obligation on Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto. Tenant, at its sole cost and expense, shall perform all work necessary to prepare the Relocation Premises for Tenant’s occupancy in accordance with plans and specifications prepared by an architect, licensed by the Commonwealth of Massachusetts and reasonably approved by Landlord, such plans and specifications to be subject to the reasonable approval of the Landlord. Tenant shall submit to Landlord, no later than October 1, 2022, a detailed floor plan layout together with working drawings (the “Tenant’s Submission”) for work to be performed by Tenant to prepare the Relocation Premises for Tenant’s occupancy (“Tenant’s Relocation Premises Work”). Such floor plan layout and working drawings (the “Plans”) shall contain at least the information required by, and shall conform to the requirements of, Exhibit B-2 attached hereto. If Landlord disapproves of any Plans, then Tenant shall promptly have the Plans revised by its architect to incorporate all objections and conditions presented by Landlord and shall resubmit such plans to Landlord no later than seven (7) days after Landlord has submitted to Tenant its objections and conditions; provided, however, that the Plans contain at least the information required by, and conform to the requirements of, said Exhibit B-2, Landlord’s approval of the Plans shall not be unreasonably withheld, conditioned or delayed; provided further, however, Landlord’s determination of matters relating to aesthetic issues relating to alterations or changes which are visible outside the Relocation Premises shall be in Landlord’s sole discretion. Such process shall be followed until the Plans shall have been approved by the Landlord without objection or condition. Tenant’s Submission shall also include a reasonably detailed project schedule for the performance of Tenant’s Relocation Premises Work (the “Project Schedule”). Tenant shall use commercially reasonable efforts (i) to ensure that Tenant’s Relocation Premises Work progresses in accordance with any interim milestones set forth in the Project Schedule and (ii) to cause substantial completion of Tenant’s Relocation Premises Work to occur as quickly as possible (and in all events on or before the estimated substantial completion date set forth in the Project Schedule).

(B)    Once the Plans have been approved by Landlord, Tenant, at its sole cost and expense, shall promptly, and with all due diligence, perform Tenant’s Relocation Premises Work as set forth on the Plans, and, in connection therewith, the Tenant shall obtain all necessary governmental permits and approvals for Tenant’s Relocation Premises Work. All of Tenant’s Relocation Premises Work shall be performed strictly in accordance with the Plans and in accordance with applicable Legal Requirements and Insurance Requirements. Tenant shall have Tenant’s Relocation Premises Work performed by contractors, reasonably approved by Landlord, which contractors shall provide to Landlord such insurance as required by the applicable provisions of the Lease. Landlord shall have the right to provide such rules and regulations relative to the
    Exhibit B-1-1

performance of Tenant’s Relocation Premises Work and any other work which the Tenant may perform under the Lease and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Without limiting the foregoing, and for the avoidance of doubt, the parties acknowledge and agree that Tenant shall be obligated to pay for any electricity, HVAC or other utilities furnished to the Relocation Premises during the performance of Tenant’s Relocation Premises Work in accordance with the applicable provisions of the Lease. It shall be Tenant’s obligation to obtain a certificate of occupancy or other like governmental approval for the use and occupancy of the Relocation Premises to the extent required by law, and Tenant shall not occupy the Relocation Premises for the conduct of business until and unless it has obtained such approval and has submitted to Landlord a copy of the same together with waivers of lien from all of Tenant’s contractors in form adequate for recording purposes. Tenant shall also prepare and submit to Landlord promptly after Tenant’s Relocation Premises Work is substantially complete a set of as-built plans in both print and electronic forms showing the work performed by Tenant to the Relocation Premises including, without limitation, any wiring or cabling installed by Tenant or Tenant’s contractor for Tenant’s computer, telephone and other communication systems. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord, as Additional Rent, an amount equal to third-party expenses incurred by Landlord to review Tenant’s Plans and to review Tenant’s Relocation Premises Work (“Third-Party Costs”); provided, however, that the amount of Third-Party Costs payable by Tenant shall not exceed $5,000.00. Notwithstanding the foregoing, Landlord shall be entitled to deduct such Third-Party Costs from the Tenant Allowance.

1.2    Quality and Performance of Work

All construction work required or permitted by the Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) and all Insurance Requirements (as defined in Section 9.1 of the Lease). All of Tenant’s Relocation Premises Work shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named in the following sentence or any person hereafter designated in substitution or addition by notice to the party relying. For purposes of the immediately preceding sentence, the Construction Representative for Landlord shall be Joe Goncalves, whose email address is jgoncalves@bxp.com, and the Construction Representative for Tenant shall be Patrick Schmidt, whose email address is patrick.schmidt@avisonyoung.com. Notwithstanding the notice provisions contained in the Lease, any written notices relating to work being performed by Landlord or Tenant hereunder may be sent by email to each party’s Construction Representative. Tenant acknowledges that Tenant is acting for its own benefit and account and that Tenant will not be acting as Landlord’s agent in performing any of Tenant’s Relocation Premises Work, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any work.

1.3    Special Allowance
    Exhibit B-1-2

Landlord shall provide to Tenant a special allowance equal to the product of (i) $150.00 and (ii) the Rentable Floor Area of the Relocation Premises (the “Tenant Allowance”). The Tenant Allowance shall be used and applied by Tenant solely on account of the cost of Tenant’s Relocation Premises Work. Provided that Tenant (i) has opened for business in the Relocation Premises, (ii) has completed all of such Tenant’s Relocation Premises Work in accordance with the terms hereof, has paid for all of such Tenant’s Relocation Premises Work in full and has delivered to Landlord lien waivers from all persons who might have a lien as a result of such work, in the recordable forms that are reasonably acceptable to Landlord, (iii) has delivered to Landlord its certificate specifying the cost of such Tenant’s Relocation Premises Work and all contractors, subcontractors and suppliers involved with Tenant’s Relocation Premises Work, together with evidence of such cost in the form of paid invoices, receipts and the like, (iv) has delivered to Landlord a final set of record drawings for Tenant’s Relocation Premises Work, (v) has satisfied the requirements of (i) through (iv) above and made request for such payment on or before March 31, 2024, (vi) is not otherwise in default under the Lease, and (vii) there are no liens (unless bonded to the reasonable satisfaction of Landlord) against Tenant’s interest in the Lease or against the Building or the Property arising out of Tenant’s Relocation Premises Work or any litigation in which Tenant is a party, then within thirty (30) days after the satisfaction of the foregoing conditions, the Landlord shall pay to the Tenant the lesser of the amount of such costs so certified or the amount of the Tenant Allowance. For the purposes hereof, the cost to be so reimbursed by Landlord shall include the cost of leasehold improvements but not the cost of any of Tenant’s personal property, trade fixtures or trade equipment or any so-called soft costs. Notwithstanding the foregoing, it is understood and agreed that Tenant may utilize up to a maximum of twenty percent (20%) of the Tenant Allowance towards (i) architectural and engineering fees incurred in connection with the Plans and (ii) cabling installed in the Premises. Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Tenant Allowance for any purposes other than as provided in this Section 1.3, nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen. Further, the Tenant Allowance shall only be applied towards the cost of leasehold improvements and in no event shall Landlord be required to make application of any portion of the Tenant Allowance towards Tenant’s personal property, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. In the event that such cost of Tenant’s Relocation Premises Work is less than the Tenant Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease. Landlord shall be entitled to deduct from the Tenant Allowance an amount equal to the Third-Party Costs.

1.4Early Access

Provided the same can be done without material interference with any remaining Landlord’s 7th Floor Demising Work or with the maintenance of harmonious labor relations, Tenant and its contractors may access the 6th Floor Relocation Premises and the 7th Floor Relocation Premises for the purposes of measuring, designing, planning and otherwise preparing for Tenant’s Relocation Premises Work during the period from the Execution Date hereof through the 6th Floor Delivery Date and the 7th Floor Delivery Date. Tenant shall not undertake any construction or make any alterations to the 6th Floor
    Exhibit B-1-3

Relocation Premises or the 7th Floor Relocation Premises during such Early Access Period. Any such early access to the 6th Floor Relocation Premises or the 7th Floor Relocation Premises by Tenant shall be upon all of the terms and conditions of the Lease (other than the payment of Annual Fixed Rent) and shall be at Tenant’s sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant. If so requested by Landlord, Tenant shall also provide certificates of insurance to Landlord as provided herein and as provided in the Lease.

    Exhibit B-1-4

EXHIBIT B-2

TENANT PLAN AND WORKING DRAWING REQUIREMENTS

1.    Floor plan indicating location of partitions and doors (details required of partition and door types).

2.    Location of standard electrical convenience outlets and telephone outlets.

3.    Location and details of special electrical outlets; (e.g., Xerox), including voltage, amperage, phase and NEMA configuration of outlets.

4.    Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

5.    Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

6.    Location and heat load in BTU/Hr. of all special air conditioning and ventilating requirements and all necessary HVAC mechanical drawings.

7.    Location and details of special structural requirements, e.g., slab penetrations and areas with floor loadings exceeding a live load of 70 lbs./s.f.

8.    Locations and details of all plumbing fixtures; sinks, drinking fountains, etc.

9.    Location and specifications of floor coverings, e.g., vinyl tile, carpet, ceramic tile, etc.

10.    Finish schedule plan indicating wall covering, paint or paneling with paint colors referenced to standard color system.

11.    Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

12.    Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

13.    Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.).

14.    Location of any special soundproofing requirements.

15.    All drawings to be uniform size (30” X 42”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

16.    Drawing submittal shall include the appropriate quantity required for Landlord to file for permit along with four half size sets and one full size set for Landlord’s review and use.

17.    Provide all other information necessary to obtain all permits and approvals for Landlord’s Work.

18.    Upon completion of the work, Tenant shall provide Landlord with two hard copies and one CAD file of updated architectural and mechanical drawings to reflect all project sketches and changes.

Exhibit B-4

EXHIBIT C

BROKER DETERMINATION OF PREVAILING MARKET RENT

Where in the First Amendment to which this Exhibit is attached provision is made for a Broker Determination of Prevailing Market Rent, the following procedures and requirements shall apply:

1.    Tenant’s Request. Tenant shall send a notice to Landlord in accordance with the application Section of the Lease, requesting a Broker Determination of the Prevailing Market Rent, which notice to be effective must (i) make explicit reference to the Lease and to the specific section of the Lease pursuant to which said request is being made, (ii) include the name of a broker selected by Tenant to act for Tenant, which broker shall be affiliated with a major Boston commercial real estate brokerage firm selected by Tenant and which broker shall have at least ten (10) years’ experience dealing in properties of a nature and type generally similar to the Building located in the Downtown Boston and Back Bay Markets, and (iii) explicitly state that Landlord is required to notify Tenant within thirty (30) days of an additional broker selected by Landlord.

2.    Landlord’s Response. Within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting the Broker Determination and stating the name of the broker selected by Tenant, Landlord shall give written notice to Tenant of Landlord’s selection of a broker having at least the affiliation and experience referred to above.

3.    Selection of Third Broker. Within ten (10) days thereafter the two (2) brokers so selected shall select a third such broker also having at least the affiliation and experience referred to above.

4.    Rental Value Determination. Within thirty (30) days after the selection of the third broker, the three (3) brokers so selected, by majority opinion, shall make a determination of the annual fair market rental value of the Premises for the Extended Term or the ROFO Premises for the remainder of the then-Term of the Lease, as the case may be. Such annual fair market rental value determination (i) may include provision for annual increases in rent if so determined, (ii) shall take into account the as-is condition of the Premises or the ROFO Premises, as the case may be, (iii) shall take account of, and be expressed in relation to, the payment in respect of taxes and operating costs and provisions for paying for so-called tenant electricity as contained in the Lease and (iv) shall take into account all other relevant factors and relevant prevailing market considerations. The brokers shall advise Landlord and Tenant in writing by the expiration of said thirty (30) day period of the annual fair market rental value which as so determined shall be referred to as the “Prevailing Market Rent”.

5.    Resolution of Broker Deadlock. If the Brokers are unable to agree at least by majority on a determination of annual fair market rental value, then the brokers shall send a notice to Landlord and Tenant by the end of the thirty (30) day period for making said determination setting forth their individual determinations of annual fair market rental value, and the highest such determination and the lowest such determination shall be disregarded and the remaining determination shall be deemed to be the determination of annual fair market rental value and shall be referred to as the Prevailing Market Rent.

Exhibit C

6.    Costs. Each party shall pay the costs and expenses of the broker selected by it and each shall pay one half (1/2) of the costs and expenses of the third broker.

7.    Failure to Select Broker or Failure of Broker to Serve. If Tenant shall have requested a Broker Determination and Landlord shall not have designated a broker within the time period provided therefor above and such failure shall continue for more than ten (10) days after notice thereof, then Tenant’s broker shall alone make the determination of the Prevailing Market Rent in writing to Landlord and Tenant within thirty (30) days after the expiration of Landlord’s right to designate a broker hereunder. If Tenant and Landlord have both designated brokers but the two brokers so designated do not, within a period of fifteen (15) days after the appointment of the second broker, agree upon and designate the third broker willing so to act, Tenant, Landlord or either broker previously designated may request the Boston Bar Association (or such organization as may succeed to the Boston Bar Association) to designate the third broker willing so to act and a broker so appointed shall, for all purposes, have the same standing and powers as though he had been reasonably appointed by the brokers first appointed. In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by Tenant, Landlord, the brokers first appointed or the Boston Bar Association, as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any broker who continues to act or by Landlord or Tenant such vacancy may be filled by the said Boston Bar Association, and any broker so appointed to fill such vacancy shall have the same standing and powers as though originally appointed.

Exhibit C

EXHIBIT D

SPECIFIED STAIRWELL SPACE

bxp Boston Properties

6TH FLOOR
800 BOYLSTON STREET, BOSTON MA

DATE : 05.13.2016
EXISTING CONDITIONS

Exhibit D